FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-228375-02

NEW ISSUE CMBS: $991.5mm BANK 2019-BNK21

CO-LEAD MANAGERS & BOOKRUNNERS: BofA Merrill Lynch, Morgan Stanley, Wells Fargo Securities

CO-MANAGERS: Academy Securities and Drexel Hamilton

PUBLICLY OFFERED CERTIFICATES

			WAL		PRIN
CLASS	Fitch/SP/DBRS	SIZE($MM)	(YRS)	CE%	WINDOW	DY%	LTV%	Spread	Coupon	Yield	Price
A-1	AAAsf/AAA(sf)/Aaa(sf)	$20.194	2.90	30.000%	1-59	14.7%	42.6%	S+42	1.9910	1.9718	99.9989
A-2	AAAsf/AAA(sf)/Aaa(sf)	$9.516	4.89	30.000%	59-59	14.7%	42.6%	S+78	2.3000	2.2918	99.9987
A-SB	AAAsf/AAA(sf)/Aaa(sf)	$31.582	7.39	30.000%	59-117	14.7%	42.6%	S+84	2.8080	2.3596	102.9999
A-3	AAAsf/AAA(sf)/Aaa(sf)	$20.143	6.81	30.000%	82-82	14.7%	42.6%	S+94	2.4580	2.4559	99.9955
A-4*	AAAsf/AAA(sf)/Aaa(sf)	$230.500	9.79	30.000%	117-118	14.7%	42.6%	S+92	2.6000	2.4862	100.9985
A-5*	AAAsf/AAA(sf)/Aaa(sf)	$473.428	9.87	30.000%	118-119	14.7%	42.6%	S+94	2.8510	2.5083	102.9975
A-S	AAAsf/AAA(sf)/Aaa(sf))	$84.146	9.95	22.500%	119-120	13.3%	47.2%	S+118	3.0930	2.7506	102.9966
B	AA-sf/AA-(sf)/AAA(sf)	$63.110	9.98	16.875%	120-120	12.4%	50.6%	S+130	3.2140	2.8712	102.9959
C	A-sf/NR/A(high)(sf)	$58.902	9.98	11.625%	120-120	11.6%	53.8%	S+160	3.5170	3.1712	102.9978

WA CUT-OFF LTV:	60.9%
WA UW NCF DSCR:	2.42x
WA UW NOI DEBT YLD:	10.3%
WA ORIG TERM TO MATURITY:	119
WA ORIG AMORTIZING TERM:	354
TEN LARGEST LOANS:	60.3%
LOAN SELLERS:	MS(37.9%), BANA (30.4%), WFB(22.3%), WFB/BANA(9.3%)
TOP 5 STATES:	CA(22.9%), NY(18.0%), TX(17.9%), FL(6.5%), NV(4.9%)
TOP 5 PROPERTY TYPES:	OF(44.5%), RT(22.3%), HOT(14.0%), SS(10.5%), MF(4.6%)

MASTER SERVICER:	Wells Fargo Bank, National Association
SPECIAL SERVICER:	Rialto Capital Advisors, LLC
TRUSTEE:	Wilmington Trust, National Association
CERT ADMIN:	Wells Fargo Bank, National Association
TRUST ADVISOR:	Park Bridge
INITIAL CNTRLG CLASS REP:	RREF III Debt AIV, LP (or affiliate of Rialto Capital Advisors, LLC)

ATTACHED: TERM SHEET, ANNEX A-1

EXPECTED SETTLEMENT: On or about 10/23/2019

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to dg.prospectus_request@baml.com. The securities may not be suitable for all investors. BofA Securities, Inc. and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.
CIRCULAR 230 DISCLOSURE

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